Exhibit 99.1

News Release

Monday, April 21, 2008

Gannett Co., Inc. Reports First Quarter Results

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) reported today that 2008 first quarter earnings per diluted share from continuing operations were $0.84 compared with $0.88 per share in the first quarter of 2007. The results included a gain on the sale of land of $25.5 million ($15.8 million after tax) or $0.07 per diluted share.

Commenting on the first quarter results Craig Dubow, chairman, president and CEO said: “We faced a very challenging advertising environment as the economy further weakened in the quarter, particularly in the latter half of March. We are focused on positioning the company for the future from both a revenue and expense perspective as we navigate the uncertain economic environment.”

“In our publishing segment the softening economy led by a difficult real estate market continued to have an unfavorable impact on classified categories as well as some retail categories. However, we benefited from stronger national advertising at both USA TODAY and USA WEEKEND for the quarter. In the broadcasting segment higher political advertising was offset by softer ad demand in other categories and the absence of Super Bowl related ad revenues. Online revenues company-wide contributed to results for the quarter. Cost control and efficiency efforts had a positive impact on the quarter including lower newsprint usage and expense, and we also benefited from lower interest costs.”

CONTINUING OPERATIONS

Total operating revenues for the company were $1.7 billion in the first quarter compared to $1.8 billion in the first quarter of 2007, an 8.4 percent decline. The decline was due primarily to a weaker economic environment that negatively impacted advertising demand in our publishing and broadcasting segments. Operating cash flow (defined as operating income plus depreciation and amortization) was $395.5 million. Net income was $191.8 million in the quarter.

Reported operating expenses were down 6.9 percent to $1.3 billion from $1.4 billion for the same quarter a year ago. The decline was driven by continued focus on cost containment and efficiency company-wide as well as lower newsprint usage and expense. Corporate expenses were 31.9 percent lower and totaled $15.7 million compared to $23.1 million in the first quarter of 2007 due primarily to lower stock based compensation and tight cost controls.

Average diluted shares outstanding in the first quarter totaled 229,661,000 compared with 235,005,000 in 2007’s first quarter. Shares repurchased totaled approximately 1.5 million in the first quarter.

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PUBLISHING

Publishing segment operating revenues totaled $1.5 billion for the quarter. Advertising revenues were $1.1 billion compared to $1.2 billion in the first quarter of 2007. Retail advertising revenues were 7.8 percent lower, national revenues were unchanged and classified revenues declined 16.0 percent. In the U.S. advertising revenues declined 11.2 percent while at our UK operations they were 7.2 percent lower, in pounds. Operating cash flow in the first quarter for the total publishing segment, which includes USA TODAY and Newsquest, was $340.9 million.

Total publishing operating expenses were $1.2 billion, a 6.6 percent decline from the same interval a year ago, reflecting significantly lower newsprint expense and other cost control efforts. Reported newsprint expense was 19.3 percent lower for the quarter due to declines of 5.9 percent in usage prices and 14.3 percent in volume.

At USA TODAY, advertising revenues increased 2.1 percent in the first quarter compared to the same quarter of 2007. Paid advertising pages totaled 826 compared with 904 in the year-ago quarter.

BROADCASTING

Broadcasting revenues (which include Captivate) totaled $170.2 million in the quarter, 7.0 percent lower than the same quarter in 2007. The decline reflected the softer economic environment and the absence of ad revenues related to the Super Bowl that benefited our CBS affiliates in 2007 offset, in part, by a $4.2 million increase in politically related advertising. Online revenues increased 11.2 percent in the quarter compared to the same quarter a year ago. Operating expenses in the broadcasting segment were down 5.5 percent. Operating cash flow was $66.3 million in the first quarter. Revenues for television operations were $163.9 million for the quarter. Television expenses declined 6.1 percent to $106.0 million compared to $112.9 million for the same period a year ago.

NON-OPERATING ITEMS

At the end of 2007, the company’s equity share of operating results from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and Texas-New Mexico Newspapers Partnership, were reclassified from “Other” revenue and reflected as “Equity income (losses) in unconsolidated investees, net” in the non-operating section of the Consolidated Statements of Income. This line also includes equity income and losses from online/new technology businesses which were previously classified in “Other” non-operating items. “All other” revenue is now comprised principally of commercial printing revenues and revenue from PointRoll. All periods presented reflect these reclassifications.

The increase in equity losses in unconsolidated investees was due to weaker results from newspaper partnership earnings, the impact of new digital investments and lower operating results from certain digital partnerships due to the timing of certain promotion and other expenses.

Interest expense for the first quarter declined 33.4 percent to $48.5 million compared to $72.9 million for the year-ago quarter, due to lower average debt balances and lower interest rates.

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The increase in other non-operating income resulted from a $25.5 million pre-tax gain on the sale of excess land adjacent to the company’s headquarters building.

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At the end of the quarter, Gannett had more than 100 domestic publishing Web sites, including USATODAY.com, one of the most popular newspaper sites on the Web. The company also had Web sites in all of its 19 television markets. In March, Gannett’s consolidated domestic Internet audience share was 24.8 million unique visitors reaching 15.1 percent of the Internet audience according to Nielsen//NetRatings. Newsquest is also an Internet leader in the UK where its network of Web sites attracted more than 94 million monthly page impressions from approximately 6.6 million unique users.

During the quarter, the company announced that it formed a partnership with Hearst Corporation, The New York Times Company and Tribune Company creating quadrantONE, an online advertising sales organization. On March 20, 2008, the Newspaper Consortium, a consortium of 26 newspaper companies joined quadrantONE. With the addition of the 138 consortium sites, the quadrantONE alliance will total more than 250 newspapers, representing more than 25 percent of the daily newspapers in the country. The newspaper and broadcast sites in the network represent in excess of 70 million unique monthly visitors.

All references in this release to “comparable” revenue results and “operating cash flow” are to non-GAAP financial measures. Management believes that this use allows management and investors to analyze and compare the Company’s results in a more meaningful and consistent manner. A reconciliation of the non-GAAP operating cash flow amounts to the Company’s consolidated statements of income is attached.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live Webcast through the Investor Relations section of the company’s Web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-888-713-3590 and international callers should dial 913-312-1475 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 7348776. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 7348776. Materials related to the call will be available through the Investor Relations section of the company’s Web site Monday morning.

Gannett Co., Inc. is a leading international news and information company that publishes 85 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 900 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

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Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz Director, Investor Relations 703-854-6917 jheinz@gannett.com	Tara Connell Vice President of Corporate Communications 703-854-6049 tjconnel@gannett.com

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks	Thirteen weeks
	ended	ended	% Inc
	March 30, 2008	April 1, 2007	(Dec)
Net Operating Revenues:
Publishing advertising	$1,096,894	$1,221,627	(10.2)
Publishing circulation	309,178	317,535	(2.6)
Broadcasting	170,180	183,059	(7.0)
All other	100,617	108,993	(7.7)

Total	1,676,869	1,831,214	(8.4)

Operating Expenses:
Cost of sales and operating expenses, exclusive of depreciation	986,500	1,057,936	(6.8)
Selling, general and administrative expenses, exclusive of depreciation	294,896	320,521	(8.0)
Depreciation	59,602	62,185	(4.2)
Amortization of intangible assets	8,240	8,855	(6.9)

Total	1,349,238	1,449,497	(6.9)

Operating income	327,631	381,717	(14.2)

Non-operating (expense) income:
Equity income (losses) in unconsolidated investees, net	(11,755)	(1,480)	***
Interest expense	(48,549)	(72,945)	(33.4)
Other non-operating items	24,151	(38)	***

Total	(36,153)	(74,463)	(51.4)

Income before income taxes	291,478	307,254	(5.1)
Provision for income taxes	99,700	100,900	(1.2)

Income from continuing operations	191,778	206,354	(7.1)

Income from the operation of discontinued operations, net of tax	—	4,258	***

Net Income	$191,778	$210,612	(8.9)

Earnings from continuing operations per share — basic	$0.84	$0.88	(4.5)
Discontinued operations per share — basic	—	0.02	***

Net Income per share — basic	$0.84	$0.90	(6.7)

Earnings from continuing operations per share — diluted	$0.84	$0.88	(4.5)
Discontinued operations per share — diluted	—	0.02	***

Net Income per share — diluted	$0.84	$0.90	(6.7)

Dividends per share	$0.40	$0.31	29.0

To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership, have been reclassified from “All other” revenue above and are reflected in a separate line in the Non-Operating section of the Statements of Income titled “ Equity income (losses) in unconsolidated investees, net.” All other revenue is now comprised principally of commercial printing revenues and revenue from PointRoll.
Equity income (losses) in unconsolidated investees, net includes losses/earnings from newspaper partnerships, as discussed above, and equity income and losses from online/new technology businesses which were previously classified in “Other” non-operating items.

BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
Excluding discontinued operations

	Thirteen weeks ended	Thirteen weeks ended	% Inc
	March 30, 2008	April 1, 2007	(Dec)

Net Operating Revenues:
Publishing	$1,506,689	$1,648,155	(8.6)
Broadcasting	170,180	183,059	(7.0)

Total	$1,676,869	$1,831,214	(8.4)

Operating Income (net of depreciation and amortization):
Publishing	$285,532	$340,608	(16.2)
Broadcasting	57,805	64,162	(9.9)
Corporate	(15,706)	(23,053)	(31.9)

Total	$327,631	$381,717	(14.2)

Depreciation and amortization:
Publishing	$55,379	$58,311	(5.0)
Broadcasting	8,495	8,723	(2.6)
Corporate	3,968	4,006	(0.9)

Total	$67,842	$71,040	(4.5)

Operating Cash Flow:
Publishing	$340,911	$398,919	(14.5)
Broadcasting	66,300	72,885	(9.0)
Corporate	(11,738)	(19,047)	(38.4)

Total	$395,473	$452,757	(12.7)

To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership, have been reclassified from publishing revenues above and are reflected in a separate line in the Non-Operating section of the Statements of Income titled “Equity income (losses) in unconsolidated investees, net.”
Broadcasting includes results from the company’s 23 television stations and Captivate Network. Captivate is a national news and entertainment network which delivers programming and full motion video advertising through wireless digital video screens in elevators of office towers and select hotels across North America.
Operating Cash Flow represents operating income for each of the company’s business segments plus related depreciation and amortization. See attachment for reconciliation of amounts to the Consolidated Statements of Income.

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
“Operating cash flow”, a non-GAAP measure, is defined as operating income plus depreciation and amortization. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.
A reconciliation of these non-GAAP amounts to the company’s operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company’s consolidated statements of income, follows:
Thirteen weeks ended March 30, 2008

	Publishing	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$340,911	$66,300	$(11,738)	$395,473
Less:
Depreciation	(47,504)	(8,130)	(3,968)	(59,602)
Amortization	(7,875)	(365)	—	(8,240)

Operating income	$285,532	$57,805	$(15,706)	$327,631

Thirteen weeks ended April 1, 2007

	Publishing	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$398,919	$72,885	$(19,047)	$452,757
Less:
Depreciation	(49,829)	(8,350)	(4,006)	(62,185)
Amortization	(8,482)	(373)	—	(8,855)

Operating income	$340,608	$64,162	$(23,053)	$381,717